Exhibit 3.2

Certificate of Designation

of

Series “B” Preferred Stock

of

SPAR Group, Inc.

As of January 25, 2022

The undersigned, duly authorized officer of SPAR Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware, and pursuant to Section 151 thereof, DOES HEREBY CERTIFY:

1.    The Certificate of Incorporation of the Corporation, as amended, (a) authorizes the Corporation to issue a maximum of 3,000,000 shares of Preferred Stock of a par value of one cent ($.01) each, and (b) expressly vests in the Board of Directors of the Corporation the authority, by resolution or resolutions, (i) to approve the issuance of any or all of said shares in one or more series and (ii) to fix the voting powers (full, limited or none), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of preferred stock to be issued.

2.    The Certificate of Designation of Series “A” Preferred Stock of the Corporation, dated March 28, 2008, is hereby rescinded pursuant to that certain Certificate of Elimination of the Certificate of Designation, dated January 25, 2022, and the Corporation is authorized to issue a maximum of 3,000,000 shares of Preferred Stock.

3.    The Board of Directors of the Corporation, pursuant to such express authority, on January 25, 2022 duly adopted the resolutions attached hereto as Exhibit A creating a series of 2,000,000 shares of Preferred Stock designated as “Series B Convertible Preferred Stock”. The Corporation shall issue 2,000,000 shares of Series B Convertible Preferred Stock and will reserve the remaining balance of Preferred Stock as an undesignated series.

Signed on January 25, 2022.

SPAR Group, Inc.

By:	/s/ Michael R. Matacunas
Name:	Michael R. Matacunas
Title:	Chief Executive Officer

Exhibit A

SPAR Group, Inc.

Resolutions of its Board of Directors

Adopted January 25, 2022

Series B Convertible Preferred Stock Designation

WHEREAS, the Certificate of Incorporation of SPAR Group, Inc. (the “Corporation”), as amended (the “Certificate of Incorporation”), (a) authorizes the Corporation to issue a maximum of 3,000,000 shares of Preferred Stock of a par value of one cent ($.01) each, and (b) expressly vests in the Board of Directors of the Corporation the authority, by resolution or resolutions, (i) to approve the issuance of any or all of said shares in one or more series and (ii) to fix the voting powers (full, limited or none), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock to be issued; and

WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined that it is desirable for the Corporation to issue shares of Preferred Stock as hereinafter provided;

WHEREAS, the Corporation entered into that certain Change of Control, Voting and Restricted Stock Agreement dated January 25, 2022, with Robert G. Brown, William H. Bartels, Spar Administrative Services, Inc. and Spar Business Services, Inc. (the “Agreement”) and now, therefore, it is

RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Certificate of Incorporation, a series of the Preferred Stock of the Corporation shall be, and it hereby is, created, and that the voting powers (full, limited or none), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof shall be and hereby are fixed as follows (all of which may be referred to as this “Designation”):

(a)    Designation and Amount of the Series B Preferred Stock.

(i)    The shares of such series shall be and hereby are designated as “Series B Convertible Preferred Stock” and the maximum number of shares constituting such series shall be 2,000,000 (as reduced from time to time as hereinafter provided, the “Maximum Share Number”).

(ii)    The Maximum Share Number may be decreased, at any time and from time to time, by resolution of the Board; provided, however, that no decrease shall reduce the Maximum Share Number to a number less than the full number of the shares of Series B Convertible Preferred Stock then outstanding.

(iii)    The Maximum Share Number shall be reduced automatically from time to time by the number of shares of Series B Convertible Preferred Stock converted into shares of the Corporation’s common stock, $.01 par value (the “Common Stock”), pursuant to this Designation.

(b)    Potential Dividend Accruals and Dividend Declarations.

(i)    The Series B Convertible Preferred Stock shall have no dividend rights.

(c)    Priority.

(i)	The Series B Convertible Preferred Stock shall, with respect to rights upon the distribution of assets on liquidation, dissolution or winding up on the Corporation, rank:

(A)    junior to the shares of Series A Preferred Stock; and

(B)    prior to the shares of Common Stock.

(d)    Liquidation.

(i)    Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, before any dividend of cash or property or payment or distribution of the assets of the Corporation shall be made or set apart for any Common Stock, each holder of Series B Convertible Preferred Stock then outstanding shall be entitled to receive the same amount that a holder of Common Stock would receive if the Series B Convertible Preferred Stock were fully converted to Common Stock in accordance with the Conversion Ratio (as defined below).

(e)    Conversion to Common Stock at Holder’s Option.

(i)    Upon vesting as provided for in the Agreement, each share of Series B Convertible Preferred Stock shall automatically, and without any action of the holder, convert, into the equivalent number of fully paid and nonassessable shares of Common Stock of the Corporation based on the Conversion Ratio, in each case as of the date of determination. The conversion ratio shall initially be equal to 1:1.5 (the “Conversion Ratio”), and shall be subject to adjustment pursuant to any change in the number of issued shares of Common Stock (or issuance of shares other than Common Stock) by reason of any forward or reverse share split, or share dividend, recapitalization, reclassification, merger, consolidation, split-up, spin-off, reorganization, combination, exchange of shares of Common Stock, the issuance of warrants or other rights to purchase shares of Common Stock or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, shares of Common Stock, other securities or other property) (each, an “Adjustment Event”), so that the percentage of outstanding Common Stock of the Corporation represented by the shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock immediately prior to such Adjustment Event constitutes the same percentage of outstanding Common Stock of the Corporation immediately after such Adjustment Event.

(ii)

Shares of Series B Convertible Preferred Stock shall be deemed to have been converted as of the date of vesting of such shares in accordance with the Agreement and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. The holder may surrender to the Corporation the certificates representing the shares of Series B Convertible Preferred Stock to be converted, duly endorsed or accompanied by a duly executed stock power. As soon as practicable after the surrender of any certificate or certificates (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate, in a form reasonable acceptable to such holder) for the Series B Convertible Preferred Stock, the Corporation shall issue and deliver to such holder, or his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof.

(f)         Amendments and Voting, Rights as Stockholders Generally.

(i)

No amendment to or other change in this Designation may be made by the Corporation without the consent of the holders of all of the shares of Series B Convertible Preferred Stock at the time outstanding (voting together as a separate class), given by written consent in a manner as may then be permitted by law or given in person or by proxy by a vote at a meeting of the holders of the Series B Convertible Preferred Stock called for such purpose.

(ii)

No amendment to or other change in the Certificate of Incorporation that would adversely affect the holders of the Series B Convertible Preferred Stock in a manner that is different and disproportionate related to any other series of Preferred Stock may be made by the Corporation without the consent of the holders of all of the shares of Series B Convertible Preferred Stock at the time outstanding (voting together as a separate class), given by written consent in a manner as may then be permitted by law or given in person or by proxy by a vote at a meeting of the holders of the Series B Convertible Preferred Stock called for such purpose.

(iii)	Except as otherwise provided in this Designation or required by applicable law, the Series B Convertible Preferred Stock shall have no voting rights.

(g)         Reservation of Shares; No Fractional Shares; Maximum Shares Without Stockholder Vote.

(i)

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the conversion of all then outstanding shares of Series B Convertible Preferred Stock, the Corporation will take all actions necessary so that there is Common Stock for the conversion of the Series B Convertible Preferred Common Stock in accordance herewith and the Agreement, including to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(ii)

No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any Series B Convertible Preferred Stock. If the conversion of shares of Series B Convertible Preferred Stock would otherwise require the issuance of a fraction of a share, an amount in cash shall be paid to the holder thereof equal to such fraction multiplied by the Conversion Ratio or Per Share Market Value then in effect, as applicable.

(h)         Miscellaneous.

(i)	The Series B Convertible Preferred Stock shall not be redeemable at the option of the Corporation.

(ii)

Shares of Series B Convertible Preferred Stock issued and reacquired by the Corporation (including, without limitation, shares which have been redeemed, but excluding shares that have been converted into shares of Common Stock) shall be cancelled and shall thereafter have the status of authorized and unissued shares of Preferred Stock, undesignated as to series, subject to later issuance in accordance with the terms of the Certificate of Incorporation.

(iii)

No holder of Series B Convertible Preferred Stock of the Corporation shall, solely by virtue of his ownership of such Series B Convertible Preferred Stock, have a pre-emptive right to purchase, subscribe for or take any part of any shares or securities, options or warrants convertible into any shares of the Corporation which may be issued, optioned for sale or sold at any time by the Corporation.

and it is further

RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, with each such officer having the full authority to act without the participation or consent of any other officer, (A) to file with the Secretary of State of Delaware a Certificate of Designation providing for the issuance of the series of stock designated in the foregoing resolution, (B) to execute and deliver any and all further agreements, instruments, certificates, waivers and other documents or communications, (C) to do and perform any and all such other acts and things, and (D) to take or omit to take any and all such further action, in each case in the name and on behalf of the Corporation as such officer(s) may, in his or her discretion, deem necessary or appropriate in order to perform or otherwise satisfy (in whole or in part) such Resolutions or their purposes or intents, under its corporate seal or otherwise.

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